Exhibit 99.1

FOR IMMEDIATE RELEASE:	Stanley Furniture Company, Inc.
April 15, 2013	Investor Contact: Micah Goldstein
(276) 627-2565

STANLEY FURNITURE ANNOUNCES

FIRST QUARTER 2013 OPERATING RESULTS

STANLEYTOWN, VA, April 15, 2013/Businesswire/ -- Stanley Furniture Company, Inc. (Nasdaq-NGS:STLY) today reported sales and operating results for the first quarter of 2013.

Highlights from the first quarter of 2013 include:

·       Net sales were $26.1 million, an 11.4% increase on a sequential quarter basis and a 2.7% decrease compared to the first quarter of 2012 (the strongest quarter of 2012).

·       Gross margin was 13.0% of net sales compared to 9.3% in the sequential quarter and 13.4% in prior year same quarter.

·       Selling, general and administrative expenses were essentially flat at $4.6 million (17.6% of net sales) compared to both the sequential quarter and prior year same period, net of a $260,000 restructuring expense during the first quarter of 2013.

·       Operating loss, net of restructuring, was $1.2 million compared to a loss of $2.4 million in the sequential quarter and a loss of 1.0 million in the prior year same quarter.

·       Purchased 78,988 shares of common stock at an average price of $4.47.

·       As of March 30, 2013, the company’s financial position reflected $28.3 million in cash, restricted cash and short-term investments.

Overview

After a year of significant transition, net sales for the first quarter of 2013 grew 11.4% over the sequential quarter to $26.1 million.  Operating loss, prior to one-time expenses for office and showroom consolidation, decreased significantly to $1.2 million from the sequential quarter as the expected improvements to gross margin were combined with higher sales.

Commenting on the results, Glenn Prillaman, President and Chief Executive Officer said, “We are pleased with the progress we made on our strategic initiatives during the first quarter.  Our Young America brand, after three years of transition, recorded the first sequential increase in both orders and shipments since the fourth quarter of 2010.  Our Young America backlog remains healthy and grew slightly during the quarter due to successful promotions and what we believe is our customers’ slow but steady return to confidence in the brand.  Shipments of our Stanley Furniture brand significantly outpaced the previous three quarters and were down slightly compared to the prior year period, which was our strongest in 2012.  Our improved service position allowed us to ship at a higher rate than incoming orders, which have been sluggish over the past few quarters. We have multiple growth initiatives underway, but we will not be able to continue growing unless our incoming order rate improves,” Prillaman continued.  “During the second quarter, we will complete our corporate office and showroom consolidation and will introduce our brands in this new environment later this week at the Spring Furniture Market in High Point where the new face for our almost 90 year-old company begins taking shape for our customer,” said Prillaman.

Balance Sheet

“As we shared on our year end call, we expected to use cash in the first half of the year.  Our accounts payable decrease was related to timing of imported product that arrived during the latter part of 2012.  The increase in accounts receivable reflects the growth in sales, and the quality of the receivables remains unchanged.  The timing of our capital spend is consistent with our office and showroom consolidation and the implementation of our new information systems,” commented Prillaman.  Cash, restricted cash and short-term investments at quarter-end were $28.3 million, down from $37.7 million at December 31, 2012. Working capital, excluding cash, restricted cash and short-term investments, increased to $40.7 million from $34.6 million at year-end 2012.

Outlook

In closing, Prillaman remarked, “With our operational models stabilized, our primary focus is on driving top-line growth for both brands. Our initiatives are well-guided and numerous. After what we understand to have been a tough past couple months for retailers in our segment of the wood residential furniture industry, we remain optimistic that a continued housing recovery will translate into increased demand for our product offerings in the coming quarters,” concluded Prillaman.

About the Company

Established in 1924, Stanley Furniture Company, Inc. is a leading designer and manufacturer of wood furniture targeted at the premium segment of the residential market.  The company offers two major product lines.  Its Stanley Furniture brand represents its fashion-oriented adult furniture and competes through an overseas sourcing model in the upscale market through superior finish, styling and piece assortment. Its Young America brand is positioned as the leader in the infant and youth segment and differentiates through a domestic manufacturing model catering to parent preferences such as child safety, color, choice and quick delivery of customized special orders. The company’s common stock is traded on the NASDAQ stock market under the symbol STLY.

Conference Call Details

The Company will host a conference call Tuesday morning, April 16, 2013 at 9:00 a.m. Eastern Time.  The dial-in-number is (877) 407-8029. The call will also be web cast and archived on the Company’s web site at www.stanleyfurniture.com.  The dial-in-number for the replay (available through May 16, 2013) is (877) 660-6853, the account reference number is 275 and the conference number is 409345.

Forward-Looking Statements

Certain statements made in this news release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “may,” “will,” “should,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy.  These statements reflect our reasonable judgment with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements.  Such risks and uncertainties include our success in profitably producing Young America products in our domestic manufacturing facility, disruptions in foreign sourcing including those arising from supply or distribution disruptions or those arising from changes in political, economic and social conditions, as well as laws and regulations, in countries from which we source products, international trade policies of the United States and countries from which we source products, lower sales due to worsening of current economic conditions, the cyclical nature of the furniture industry,  business failures or loss of large customers, the inability to raise prices in response to inflation and increasing costs, failure to anticipate or respond to changes in consumer tastes and fashions in a timely manner, competition in the furniture industry including competition from lower-cost foreign manufacturers, the inability to obtain sufficient quantities of quality raw materials in a timely manner, environmental, health, and safety  compliance costs, failure or interruption of our information technology infrastructure, limited use of operating loss carry forwards due to ownership change, extended business interruption at our manufacturing facility and the possibility that U.S. Customs Border Protection may seek to reclaim all or a portion of the $39.9 million of Continued Dumping and Subsidy Offset Act (CDSOA) proceeds received in the second quarter of 2012.  Any forward looking statement speaks only as of the date of this news release and we undertake no obligation to update or revise any forward looking statements, whether as a result of new developments or otherwise.

All earnings per share amounts are shown on a diluted basis.

TABLES FOLLOW

STANLEY FURNITURE COMPANY, INC.
Consolidated Operating Results
(in thousands, except per share data)

	March 30,	March 31,
	2013	2012

Net sales	$26,052	$26,781

Cost of sales	22,667	23,184

Gross profit	3,385	3,597

Selling, general and administrative expenses	4,857	4,581
Operating loss	(1,472)	(984)

Other income, net	2	21
Interest income	21	6
Interest expense	652	602
Loss before income taxes	(2,101)	(1,559)

Income tax expense (benefit)	(7)	4
Net loss	$(2,094)	$(1,563)

Diluted loss per share	$(.15)	$(.11)

Weighted average number of shares	14,162	14,345

STANLEY FURNITURE COMPANY, INC.
Supplemental Information
Reconciliation of GAAP to Non-GAAP Operating Results

	Three Months Ended
	March 30,	March 31,
	2013	2012
Reconciliation of selling, general and administrative expenses as reported to selling, general and administrative expenses adjusted:

Selling, general and administrative expenses as reported	$4,857	$4,581
Restructuring charge	260
Selling, general and administrative expenses as adjusted	$4,597	$4,581

Percentage of net sales:
Selling, general and administrative expenses as reported	18.6%	17.1%
Restructuring charge	1.0%
Selling, general and administrative expenses as adjusted	17.6%	17.1%

Reconciliation of operating loss as reported to operating loss adjusted:
Operating loss as reported	$(1,472)	$(984)
Restructuring charge	260
Operating loss as adjusted	$(1,212)	$(984)

Reconciliation of net loss as reported to net loss adjusted:
Net loss as reported	$(2,094)	$(1,563)
Restructuring charge	260
Net loss as adjusted	$(1,834)	$(1,563)

Reconciliation of loss per share (EPS) as reported to loss per share adjusted:
Diluted EPS as reported	$(.15)	$(.11)
Restructuring charge	.02
Diluted EPS as adjusted	$(.13)	$(.11)

Note:

We have included the above reconciliation of reported financial measures according to GAAP to non-GAAP financial measures because we believe that this reconciliation provides useful information that allows investors to compare operating results to those of other periods by excluding restructuring related charges.  These measures should be considered in addition to results prepared in accordance with GAAP and should not be considered a substitute for or superior to GAAP results.

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Balance Sheets
(in thousands)

	March 30,	December 31,
	2013	2012

Assets
Current assets:
Cash	$6,605	$10,930
Restricted cash	1,737	1,737
Short-term investments	20,000	25,000
Accounts receivable, net	12,071	10,028
Inventories	35,347	35,060
Prepaid expenses and other current assets	3,526	3,438
Deferred income taxes	846	962

Total current assets	80,132	87,155

Property, plant and equipment, net	20,423	19,870
Other assets	3,815	3,691

Total assets	$104,370	$110,716

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$5,552	$8,667
Accrued expenses	5,495	6,247

Total current liabilities	11,047	14,914

Deferred income taxes	846	962
Other long-term liabilities	7,471	7,601

Stockholders' equity	85,006	87,239

Total liabilities and stockholders' equity	$104,370	$110,716

STANLEY FURNITURE COMPANY, INC.
Consolidated Condensed Statements of Cash Flows
(in thousands)

	Three Months Ended
	March 30,	March 31,
	2013	2012
Cash flows from operating activities:
Cash received from customers	$23,960	$26,097
Cash paid to suppliers and employees	(30,909)	(29,234)
Interest received	18	3
Income taxes paid, net	(96)	(68)
Net cash used by operating activities	(7,027)	(3,202)

Cash flows from investing activities:
Capital expenditures	(1,151)	(1,835)
Purchase of other assets	(761)	(401)
Sale of Short term investments	5,000
Net cash (used) provided by investing activities	3,088	(2,236)

Cash flows from financing activities:
Purchase and retirement of common stock	(353)
Capital lease payments	(33)	(33)
Net cash provided by financing activities	(386)	(33)

Net decrease in cash	(4,325)	(5,471)
Cash at beginning of period	10,930	15,700

Cash at end of period	$6,605	$10,229

Reconciliation of net loss to
net cash used by operating activities:
Net loss	$(2,094)	$(1,563)

Depreciation and amortization	448	415
Stock-based compensation	247	187
Changes in working capital	(6,180)	(2,756)
Other assets	649	599
Other long-term liabilities	(97)	(84)
Net cash used by operating activities	$(7,027)	$(3,202)